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Intellectual Property Purchase Agreement

for the SMARTICLES Asset

This Intellectual Property Purchase Agreement (the “Agreement”) is entered as of September 8th, 2017 (the “Effective Date”) by and between Marina Biotech Inc., 17870 Castleton Street, Suite 250, City of Industry, CA 91748, hereinafter “Marina” and Novosom Verwaltungsgesellschaft mbH, Weinbergweg 23, D-06120 Halle, Germany, registered under HRB 14769 at the trade court of Stendal; hereinafter “Novosom”, each referred to as a “Party” and collectively as the “Parties”.

WHEREAS,	Marina and Novosom ( in form of its predecessor Novosom AG) have entered into an Asset Purchase Agreement on July 27th 2010, wherein Marina acquired an intellectual property estate. A current list of that intellectual property is attached in Exhibit 0.1 hereto and is the “Intellectual Property” of this Agreement.

WHEREAS,	Marina has, in a period between July 27th, 2010 and the Effective Date or the instant Agreement, licensed the Smarticles Technology, to licensees and having a scope as listed in Exhibit 0.2 hereto (hereinafter the “Marina Licenses”).

WHEREAS,	Marina has an ongoing payment obligation towards Novosom resulting from said Asset Purchase Agreement (the “Marina Obligation”). The Marina Obligation is payable in cash or stock at the sole discretion of Marina at a rate of 30% from any licensing income based on the Smarticles Technology or payable in full upon any sale of the Smarticles Technology.

WHEREAS,	Marina has changed its business focus away from delivery technologies and Novosom is interested in acquiring the Intellectual Property.

NOW, THEREFORE, the Parties hereby enter into this Agreement to sell the Intellectual Property from Marina back to Novosom, to terminate the Asset Purchase Agreement and to regulate existing and future payment obligations.

1.	Status of Intellectual Property

1.1.	Marina confirms that Exhibit 0.1 is a correct and complete list of the Intellectual Property to be sold and that Exhibit 0.1 reflects the correct status of all national or regional applications.

1.2.	Marina confirms that the Intellectual Property listed in Exhibit 0.1 is in good standing, that no other fees than those listed in Exhibit 0.3 are due on or before Dec 31st, 2017.

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2.	Licenses issued by Marina and historic payments

2.1.	Marina confirms that the Marina Licenses listed in Exhibit 0.2 represent a complete list of all licenses that relate to the Smarticles Technology and were issued by Marina; that no such license has been cancelled or withdrawn and that the scope of said licenses is properly described.

2.2.	Novosom confirms that certain payments under section 2.04(b) of the Asset Purchase Agreement have been received. However, Novosom claims outstanding payments for use of the Intellectual Property by Marina before the Effective Date at least as listed in Exhibit 0.4.

2.3.	Marina confirms that the list of outstanding payments in Exhibit 0.4 is correct and complete and that any outstanding payments will be made within 30 days, but no later than October 30th, 2017.

3.	Purchase Price and Other Conditions

3.1.	As consideration for the acquired Intellectual Property, Novosom shall pay to Marina 1$ (One US Dollar).

3.2.	Entering into this Agreement terminates the Asset Purchase Agreement between the Parties.

3.3.	Entering into this Agreement shall cease the payment obligations of Marina under section 2.04 (b) of the Asset Purchase Agreement arising after the Effective Date. For clarity, the payment obligations according to section 2.3 of the instant Agreement will remain.

4.	Consummation of the Purchase and Further Assistance

4.1.	Novosom, by entering into this Agreement will have all rights on the Intellectual Property as an owner would have.

4.2.	Marina confirms that the sale of the Intellectual Property to Novosom is complete and exclusive. Marina does not retain any rights or ownership of the Intellectual Property or of parts thereof. Marina as of the Effective Date, will neither use, have used, maintain, have maintained or license the Intellectual Property or parts thereof and Marina confirms that no further licenses have been issued between August 1st, 2017 and the Effective Date.

4.3.	This Agreement is entered under the condition precedent that both Parties sign a separate patent assignment essentially in the form as shown in Exhibit 1.0.

5.	Confidentiality

5.1.	The terms and conditions described in this Agreement (“Confidential Information”) shall be confidential and shall not be disclosed to any third party. Either Party may disclose any Confidential Information to such employees, professional advisers, banks, funding bodies, shareholders, consultants, and/or officers of itself and its affiliates as are reasonably necessary to advise on this agreement, or to facilitate the transactions provided for in this agreement, provided the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party.

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6.	Miscellaneous

6.1.	If individual binding sections of this Agreement are wholly or in part invalid, the other binding sections shall retain their validity. The ineffective sections shall be deemed replaced by the provision the Parties would have agreed had they been aware of the invalidity of the section concerned.

6.2.	Insofar as permissible, exclusive jurisdiction for all disputes arising from and in connection with this Agreement shall be the Court of Jurisdiction in Halle/S., Germany. The laws of Germany shall apply exclusively, ousting its provisions concerning private international law.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

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Marina Biotech Inc	Date:	September 8, 2017

/s/ Joseph W. Ramelli
Authorized Representative

Novosom Verwaltungsgesellschaft mbH	Date:	September 8, 2017

/s/ Steffen Panzner
Authorized Representative